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                                                                  Exhibit (L)(1)

                         SIMPSON THACHER & BARTLETT LLP

                              425 LEXINGTON AVENUE
                            NEW YORK, N.Y. 10017-3954
                                 (212) 455-2000

                                 ---------------

                            FACSIMILE (212) 455-2502
DIRECT DIAL NUMBER                                               E-MAIL ADDRESS


                                  July 24, 2003

Salomon Brothers Global High Income Fund Inc.
125 Broad Street
New York, New York 10004
Dear Ladies and Gentlemen:

        We have acted as counsel to Salomon Brothers Global High Income Fund Inc., a closed-end management investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on Form N-2, File Nos. 333-104706 and 811-21337 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the Investment Company Act of 1940, as amended, relating to the issuance of shares of its Common Stock, par value $.001 per share (the "Shares"), in connection with the offering described in the Registration Statement.

        We have examined the Registration Statement and a specimen share certificate which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

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Salomon Brothers Global High Income Fund Inc.                      July 24, 2003



        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

        Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Maryland, we have relied upon the opinion of Piper Rudnick LLP dated the date hereof.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the Maryland General Corporation Law.

        We hereby consent to the filing of this opinion letter as Exhibit (L)(1) to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.


                                      Very truly yours,

                                      /s/ Simpson Thacher & Bartlett LLP

                                      SIMPSON THACHER & BARTLETT LLP


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